Exhibit 99.4

UNION BANCORP, INC.

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

(In thousands, except share data)	September 30, 2013	December 31, 2012
	(Unaudited)	(Audited)
Assets
Cash and due from banks	$10,651	$10,085
Federal funds sold	3,000	3,000

Cash and cash equivalents	13,651	13,085
Interest bearing time deposits with banks	988	988
Investment securities available for sale, at fair value	28,851	31,086
Loans, net of allowance for loan losses of $1,383 - 2013, $1,182 - 2012	74,711	72,753
Federal Home Loan Bank stock, at cost	195	176
Bank owned life insurance	1,409	1,691
Premises and equipment	1,148	1,212
Accrued interest receivable	473	498
Foreclosed assets	—	68
Deferred tax asset	1,033	666
Prepaid FDIC insurance assessment	—	295
Other assets	753	1,261

Total Assets	123,212	$123,779

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest-bearing demand	$27,920	$29,672
Savings and interest-bearing demand	48,782	46,997
Time	35,567	35,234

Total deposits	112,269	111,903
Accrued interest payable	56	49
Other liabilities	1,124	1,112

Total Liabilities	113,449	113,064

Shareholders’ Equity
Common stock, par value $1.00 per share; 2,000,000 shares authorized; shares issued (including treasury shares) 595,238 in 2013 and 2012	595	595
Surplus	1,694	1,694
Retained earnings	11,099	11,337
Accumulated other comprehensive loss, net of taxes	(1,128)	(414)
Treasury stock, at cost 2013 and 2012 88,725 shares	(2,497)	(2,497)

Total Shareholders’ Equity	9,763	10,715

Total Liabilities and Shareholders’ Equity	$123,212	$123,779